Exhibit 99.1

Monopar Announces CFO Succession

WILMETTE, IL., May 24, 2024 – Monopar Therapeutics Inc. (Nasdaq: MNPR), a clinical-stage radiopharmaceutical company focused on developing innovative treatments for cancer patients, today announced that after a career spanning more than 35 years, Monopar’s Chief Financial Officer, Kim R. Tsuchimoto, will be retiring.

Ms. Tsuchimoto will be transitioning over the next month, with her last day being on June 30, 2024. Ms. Tsuchimoto will remain as a member of Monopar’s Board of Directors.

Monopar has been working over the past 6-plus months on a consulting basis with Karthik Radhakrishnan. Effective July 1, 2024, Mr. Radhakrishnan will be appointed Monopar’s Chief Financial Officer, Principal Accounting Officer, and Principal Financial Officer. Mr. Radhakrishnan brings over 20 years of financial strategy, investment and public company experience. Mr. Radhakrishnan has served as President and founder of Titania Partners LLC, a management consulting firm focused on the life science sector during which time he served as Chief Financial Officer of Santalis Pharmaceuticals, Inc. and Chief Executive Officer of Asylia Therapeutics, Inc. He has also previously served as Chief Financial Officer of Opexa Therapeutics, Inc. (formerly Nasdaq: OPXA) and before that as Vice President at ING Investment Management in New York.

“On behalf of Monopar’s Board of Directors and Management team, I would like to thank Kim for her wonderful contributions and leadership during her tenure at the Company. Kim has laid a strong foundation in financial management and corporate compliance to support Monopar’s future growth and success," said Chandler Robinson, Monopar’s Chief Executive Officer. "We wish Kim a very enjoyable retirement and are looking forward to working with Karthik, with whom we have already had a positive experience over the past 6 to 7 months.”

“I am extremely impressed with Monopar’s innovative technology in developing radiopharmaceutical imaging and therapeutic drugs targeting areas of high unmet medical need such as pancreatic cancer and triple-negative breast cancer among others,” said Mr. Radhakrishnan. “I look forward to contributing and working with entire Monopar team and its board of directors in unlocking our full potential.”

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage radiopharmaceutical company focused on developing innovative treatments for cancer patients, including Phase 1-stage MNPR-101-Zr for imaging advanced cancers and late preclinical-stage MNPR-101 radio-immuno-therapeutic (RIT) for the treatment of advanced cancers, as well as early development programs against solid cancers.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include: that Ms. Tsuchimoto will remain on Monopar’s Board. The forward-looking statements involve risks and uncertainties including, but not limited to: that the CFO transition may not be seamless; that Monopar may expend available funds sooner than anticipated or require additional funding due to change in circumstances or unanticipated events;  that future preclinical or clinical data will not be as promising as the data to date; not successfully enrolling the MNPR-101-Zr Phase 1 clinical trial if at all; that MNPR-101-Zr and/or MNPR-101 conjugated to a therapeutic radioisotope may cause unexpected serious adverse effects or fail to image or be effective against the cancer tumors in humans; and the significant general risks and uncertainties surrounding the research, development, regulatory approval, and commercialization of imaging agents and therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

CONTACT:

Monopar Therapeutics Inc.
Investor Relations
Kim R. Tsuchimoto
Chief Financial Officer
kimtsu@monopartx.com

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